SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 6, 2019, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Exhibit 1

Alpha Holdings Urges OncoSec Stockholders to Vote Against China Grand Takeover Proposal at Special Meeting of Stockholders

Sends Letter to Fellow OncoSec Stockholders Outlining Significant Deficiencies with Proposed Transaction

Files Definitive Proxy Materials with SEC

December 06, 2019 12:30 PM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today filed a definitive proxy statement and sent a letter to stockholders of OncoSec opposing the proposed takeover of OncoSec by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”). Alpha urges OncoSec stockholders to vote “AGAINST” the transaction by returning the BLUE proxy card before the Special Meeting of Stockholders, currently scheduled for January 17, 2019.

Alpha Holdings stated: “We believe the proposed takeover significantly undervalues OncoSec, gives China Grand control over the Company and its future Asian sales, and severely limits the future potential upside that should belong to OncoSec’s current stockholders. We believe OncoSec’s TAVO and Visceral Lesion Applicator products offer substantial value creation opportunities and strongly encourage the Company to consider other financing arrangements that would preserve that potential future value for all current shareholders rather than transfer control to China Grand at this juncture.”

The letter and other related materials, and instructions on how stockholders can vote their shares “AGAINST” the transaction can be viewed at www.VoteNoOncoSec.com.

The full text of the letter is also set forth below.

December 6, 2019

Dear Fellow OncoSec Stockholders:

Alpha Holdings (“Alpha” or “we”) owns approximately 15.1% of the stock of OncoSec Medical Incorporated (“OncoSec” or the “Company”), which makes Alpha OncoSec’s largest stockholder. We are writing because we strongly oppose the proposed takeover of OncoSec by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”). We believe the transaction is clearly not in the best interests of OncoSec stockholders and have outlined our reasons for opposing the transaction below.

THE CHINA GRAND TAKEOVER UNDERVALUES ONCOSEC

Since October 2018, OncoSec’s stock price has declined by nearly 90%, after adjusting for the reverse stock split in May 2019. We believe that OncoSec’s product pipeline remains strong and promising, that the OncoSec board is selling at the wrong time, and that China Grand’s offer is opportunistic and undervalues OncoSec. In addition:

•	OncoSec’s financial advisor has a financial incentive to recommend the transaction. OncoSec hired a so-called “independent” financial advisor, Torreya Partners, to provide an opinion about whether the price is “fair”. But in the fine print, OncoSec’s proxy discloses that Torreya stands to make an extra $1.2 million – or 4 times their base fee – if the China Grand Takeover is completed. Ask yourself, how can Torreya’s opinion really be independent if the vast majority of their fee depends on the transaction moving forward?
•	The financial advisor’s analysis indicates the price should be higher. Torreya and OncoSec ignored and failed to disclose to you other financial analysis performed by Torreya identifying comparable transactions ranging in value from $5.31 per share to $9.65 per share. The OncoSec Board has given no explanation of why they would approve a deal at $2.50 when their own advisor’s analysis has concluded that the valuation should be much higher.
•	OncoSec’s financial advisor did not conclude that the transaction was the best option available. OncoSec claims that Torreya Partners concluded that the China Grand Takeover was the best option available to OncoSec. But what Torreya’s opinion actually says is the following: “In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.”
•	OncoSec’s board does not own a significant amount of stock. With little of their own “skin in the game”, management does not have the same investment in OncoSec’s future upside potential as other shareholders such as Alpha.

THE PROPOSED TRANSACTION GIVES CHINA GRAND CONTROL

OncoSec has gone to great lengths to avoid calling this transaction what it is – a takeover by China Grand. If approved, all current OncoSec shareholders will have their stakes diluted so that China Grand can gain 53% ownership of OncoSec at a depressed value and have the ability to control every future stockholder vote.

In addition to a majority stake in OncoSec shares, China Grand would have the potential to appoint five of the nine directors on the OncoSec Board.1 Even worse, this right will exist even if China Grand reduces its ownership to as low as 23%.2 Ask yourself, does it seem right that a 23% holder should potentially control five of nine board seats? And, with control of the Board, China Grand could rebuff offers from third parties who could be interested in acquiring OncoSec.

Moreover, OncoSec and China Grand amended their agreement so that the vote to approve the increase in the number of authorized shares of the Company’s stock would be held at the Company’s next Annual Meeting instead of the Special Meeting in January, where it would have required the affirmative vote of a majority of the OncoSec’s issued and outstanding common stock.

The amendment allows China Grand to obtain control of OncoSec with as little as 25.1% of the outstanding shares approving the issuance of the new shares. We believe that selling control of a company is the most important decision a Board can make and, as such, should require a majority of the issued and outstanding stockholders to approve it. We believe that the OncoSec Board lowered the threshold for approval of the stock issuance below a majority of the issued and outstanding capital stock because it is not confident that a majority of the stockholders will approve the China Grand Takeover.

OncoSec also agreed to a “Corporate Opportunity Waiver,” which means that OncoSec’s Board does not expect China Grand to offer OncoSec the opportunity to participate in any business opportunities that are presented to China Grand. We are concerned that the Corporate Opportunity Waiver will not only allow China Grand to take the best corporate opportunities for themselves, such waiver will allow China Grand to compete with OncoSec in the future. OncoSec stockholders should ask themselves: why is a Corporate Opportunity Waiver even necessary if China Grand has OncoSec’s best interests at heart?

THE CHINA GRAND TAKEOVER LIMITS YOUR UPSIDE

In addition to giving up control, the China Grand Takeover creates several other restrictions that we believe will limit the future upside potential of OncoSec’s shares. These include:

•	A “no talk” agreement that prevents OncoSec from exploring better offers from third parties.
•	A licensing agreement with China Grand that does not require China Grand actually to develop or sell OncoSec’s licensed products, giving China Grand the right to shelve the products.
•	A so-called “option” that would facilitate China Grand acquiring the rest of OncoSec for $4.50 per share, even if the company is successful and worth far more in the future. China Grand has no obligation to make an offer and is not prevented from making offers for less than $4.50 per share, and once it has majority control, it can block any other potential acquiror.
•	Special supermajority 70% blocking rights over certain corporate actions that could allow China Grand to prevent the board from running the business in the best interest of all shareholders even if China Grand owns only 23% of OncoSec shares.

We believe these provisions significantly limit the value any potential acquirer would realize in a transaction, making it less likely anyone other than China Grand attempts to acquire OncoSec.

[1] See OncoSec Proxy, p. 25: “…the Company has entered into Stockholder Agreements (the “Stockholder Agreements”) with each of CGP and Sirtex, which will take effect upon Closing. Pursuant to the Stockholder Agreements, among other things, CGP and Sirtex have the option to nominate a combined total of three (3) members to the Board of Directors, initially at the Closing, and thereafter at every annual meeting of the stockholders of the Company in which directors are generally elected, including at every adjournment or postponement thereof. CGP will also have the option to nominate two (2) independent directors to the Company’s Board of Directors if any independent director currently serving on the Board of Directors ceases to serve as a director of the Company for any reason, provided that the independent director nominee shall be satisfactory to a majority of the independent directors of the Company.
[2] See Alpha Holdings Proxy at 5. Includes 10,616,740 shares currently outstanding plus 12,000,000 shares to be issued in the transaction for a total of 4,800,000 out of a total of 22,616,740, or approximately 23%.

ONCOSEC CONTINUES TO MISLEAD

Under the guise of correcting the record, OncoSec issued a press release on December 2 that continues to confuse the record. The facts are these:

o	OncoSec stockholders would be transferring control without receiving any actual value. Although OncoSec continues to tout a so-called “premium”, OncoSec stockholders are not receiving any monetary value in this transaction whatsoever.
o	OncoSec wrongly insinuates Alpha Holdings has another agenda. Alpha owns 15.1% of OncoSec and is the Company’s largest stockholder. OncoSec’s Board and management team own slightly less than 1.5%. Stockholders should ask, whose interests are more aligned with theirs?
o	OncoSec touts the value and potential of TAVO™ and Visceral Lesion Applicator yet argues it can’t raise money without giving away control. Alpha believes in OncoSec’s future potential. That’s why Alpha believes OncoSec can obtain financing without giving away control of the Company and its future upside.
o	OncoSec concedes China Grand can nominate up to five directors. OncoSec accuses Alpha of misleading and in the same breath concedes Alpha’s point – that the transaction gives China Grand the potential to appoint a five-member majority of the board and to control all future elections of directors.
o	OncoSec’s claim that China Grand’s “acquisition option” is a floor is not credible. Alpha believes the “option” is neither a floor nor a ceiling, but a mirage. Alpha believes this mirage is designed to convince OncoSec stockholders that the China Grand takeover may one day lead to a buyout at $4.50 per share or more. The reality is that 12 months from now OncoSec’s current stockholders will be minority owners in a company that may be controlled by China Grand and China Grand has no obligation to buy them out at a premium or at all.
o	OncoSec falsely claims Alpha Holdings may not be able to solicit proxies. Alpha’s agreement with OncoSec allows Alpha to solicit proxies if OncoSec announces an agreement “that would result in the acquisition by any Person or group of 50% or more of the outstanding shares” of OncoSec.[3] Because this transaction contemplates China Grand and its affiliates owning 53%, Alpha clearly has the right to solicit proxies. Tellingly, OncoSec has not contested Alpha’s ability to solicit proxies in any lawsuit and the status of the standstill agreement is not before any court.

YOU DESERVE BETTER! VOTE “AGAINST” THE PROPOSED ONCOSEC TRANSACTION ON THE BLUE PROXY CARD TODAY

We urge you to vote “NO” on the China Grand Takeover and demand that your board fulfill its fiduciary duty to all current OncoSec stockholders by finding a better alternative to continue clinical trials and preserve OncoSec's value.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Alpha’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners
+ 1 (212) 297-0720 (Main)
+ 1 (888) 785-6617 (Toll-Free)
Email: info@okapipartners.com

Sincerely,
Alpha Holdings

Haynes and Boone, LLP is serving as legal counsel to Alpha.

[3] See page 24 of Stock Purchase Agreement, dated as of August 31, 2018, between OncoSec and Alpha Holdings filed as Exhibit 10.1 to Form 8-K on September 4, 2018.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-460

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